EXHIBIT 99.1

United Technologies Corp. Names New President at Otis Elevator Co.

HARTFORD, Conn., Feb. 14, 2012 – United Technologies Corp. (NYSE: UTX) today announced the appointment of Pedro Baranda as President of Otis Elevator Co. Baranda succeeds Didier Michaud-Daniel, who is returning to France to become Chief Executive Officer of Bureau Veritas.

“Pedro is exceptionally well qualified for this assignment given his demonstrated leadership capabilities, deep industry knowledge and technical expertise,” said UTC Chairman & Chief Executive Officer Louis Chênevert. “I am confident in Pedro’s ability to lead Otis in delivering unmatched value to customers and UTC shareholders. His strong international experience, coupled with his outstanding customer relationships, will serve him well in his new role.”

Baranda, 48, most recently served as president of Otis’ South Europe and Middle East area. He began his career at United Technologies in 1993 as a research engineer at the United Technologies Research Center in Madrid. In 1997, he was transferred to the Otis Engineering Center in Farmington, Conn., as principal engineer. In 2001, Baranda was named director, new equipment, Otis Mexico and in 2002 was appointed managing director, Otis Portugal. In 2004, he was named general manager, Otis Spain. In 2006, Baranda was appointed managing director, Otis Spain and became a member of the Otis Executive Committee.

In 2000, Baranda was among a team of Otis engineers who earned the George Mead Medal – the highest engineering honor given by UTC – for contributions to the development of the revolutionary Gen2® elevator system, which replaced conventional steel ropes with polyurethane-coated steel belts. This unique, patented belt technology enabled a more compact energy-efficient machine, freeing up valuable building space and reducing operating costs.

Baranda holds a bachelor’s degree from the University of Oviedo in Spain, a doctorate in engineering from Rutgers University, and a Master of Business Administration from Massachusetts Institute of Technology.

United Technologies Corp., based in Hartford, Conn., is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

UTC-IR

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